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                                                       SUMMERS GROUP LETTERHEAD
STEVEN M. HITT
VICE PRESIDENT-FINANCE

Mr. Alain Viry
President and CEO
Willcox & Gibbs, Inc.
530 Fifth Avenue
New York, NY  10036

Re:     Transfer to Willcox & Gibbs Corporate Staff
        -------------------------------------------

Dear Alain:

This letter outlines the terms on which we have agreed I will transfer from my current position with Summers Group, Inc. to then be employed by Willcox & Gibbs, Inc. (the "Company").

DUTIES. I will be employed in a senior executive capacity as CFO of the Company and would have such responsibilities as are normally associated with such position. I will report directly to you. I will be elected a Vice President of the Company at the next meeting of the Board. Upon my election as Vice President, the Company will enter an Officers' and Directors' Indemnity Agreement with me in the same form as those entered with other senior executive officers. I will work in Coral Gables, Florida area with travel as necessary.

COMPENSATION. My minimum base annual salary will be at the rate of $160,000 subject to increase from time to time in the discretion of the Board. Base salary will be paid in installments in conformity with the Company's payroll periods. The base salary is subject to a one-time adjustment for cost of housing differential between the Dallas/Fort Worth area costs and the Miami area costs per square foot in accordance with the following paragraph on COST OF HOUSING DIFFERENTIAL. In addition to base salary, I will receive bonuses each year based on the Willcox & Gibbs Executive Bonus Program criteria to be determined by January 1, 1995. My 1994 bonus will be based on the 1994 Executive Management Bonus Program for Summers Group, Inc. according to Annex A to Schedule 1.1 of the Purchase Agreement dated as of November 20, 1993 between Willcox & Gibbs and BTR Dunlop, Inc. (copy attached).

CAR AND CLUBS. In addition to the above, I will also receive a car allowance of at least $1,250 per month, payable on the first of each month, in addition to gas and oil, plus payment by the Company for one golf club membership and club dues not to exceed $20,000 in membership cost.
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Mr. Alain Viry
Wilcox & Gibbs, Inc.
Page 2


STOCK OPTION. I will participate in the Company's 1988 Incentive Stock Option Plan, as amended, and will receive such options as from time to time are granted by the Compensation Committee.

TERM AND TERMINATION. My employment will continue indefinitely subject to termination as outlined in this paragraph. Either I or the Company may terminate employment by no less than 30 days' written notice to the other. In the event my employment is terminated by the Company, I shall be entitled to termination pay on the date of my termination in the amount of six months' base salary as of the date of termination and one month for each year of service to a maximum of twelve months, and continued coverage under the medical, life and disability plans of the Company for a period of one year from the termination date. I will receive credit for my years of service with Summers Group, Inc. in determining termination pay.

EMPLOYEE BENEFIT PROGRAMS. I will continue to participate in the Summers Group, Inc. employee benefit programs through December 31, 1994, at which time I will be entitled to participate in all Willcox & Gibbs employee benefit programs in accordance with the terms of each plan. I will receive credit for my years of service with Summers Group, Inc. in determining vesting or eligibility for any Willcox & Gibbs employee benefit program.

VACATION. I will be eligible for vacation in accordance with the Willcox & Gibbs vacation policy with credit for my years of service with Summers Group, Inc. In no event will my allowable vacation be less than three weeks per year.

CPA LICENSE AND CPE EXPENSE. The Company agrees to pay my annual CPA license fee and membership fees for the AICPA and the State Society and agrees to pay my continuing education expenses in order to keep my CPA designation current.

RELOCATION EXPENSE. The Company agrees to pay all moving and relocation expenses in accordance with the relocation expense policy (the "Policy") of Summers Group, Inc., which is attached, with the following amendments:

        1. The Company guarantees to pay me the difference between the net proceeds to Seller received upon the sale of my home at 2324 Table Rock Court, Arlington, Texas and $95,000 and gives me the flexibility to set the sell price to effect a quick sale of the home.

        2. Interim living expenses according to the Policy will be paid by the Company until my house is sold.

        3. The Company agrees to pay for my trips home each weekend until my house is sold.

        4. If an apartment is rented during the interim living period, the Company agrees to pay the cost of furniture rental, renter's insurance and any lease cancellation costs.

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Mr. Alain Viry
Wilcox & Gibbs, Inc.
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        5.      The Company agrees to pay up to three house hunting trips for my family to the Miami area.

COST OF HOUSING DIFFERENTIAL. If the cost of housing in the Miami area exceeds the cost of my house in Arlington, Texas ($86 per square foot) on a per square foot basis, for a house comparable to the house I now own in Arlington, Texas, the Company agrees to make some adjustment in my base salary for the cost of housing differential. The intent of this paragraph is to provide me with some level of protection against a significant increase in house payment as a result of the relocation while allowing the Company some discretion in the amount of the adjustment.

TAX EFFECT OF RELOCATION COSTS. The Company agrees to reimburse me for the increase in personal income taxes due to relocation, if any, to be calculated as the difference in my personal income tax including and excluding the costs and reimbursements of relocation expenses covered by the Policy as amended under RELOCATION EXPENSE above.

I believe the above is in conformity with our agreement to date. If you agree, please sign a copy of this letter and return it to me.

Very truly yours,
/s/
Steven M. Hitt
                             Agreed to an accepted this 26th day of June, 1994. WILLCOX & GIBBS, INC.
                             By:     /s/
                                ---------------------------
                                 Alain Viry, President and CEO